As filed with the Securities and Exchange Commission on November 12, 2002.

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
__________________

NII HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation or Organization)

91-1671412
(I.R.S. Employer Identification No.)

10700 Parkridge Boulevard, Suite 600, Reston, Virginia	20191
(Address of Principal Executive Offices)	(Zip Code)

__________________

2002 Management Incentive Plan
(Full Title of the Plan)
__________________
Robert J. Gilker, Esq.
Vice President and General Counsel
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191
(Name and Address of Agent for Service)

(703) 390-5100
Telephone Number, Including Area Code, of Agent For Service
__________________

Copies of Communications to:
Evan D. Flaschen, Esq.
Patrick J. Trostle, Esq.
John R. Utzschneider, Esq.
Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110-1726
(617) 951-8000

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title Of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount Of
To Be	To Be	Price Per	Offering	Registration
Registered	Registered (1)	Share (2)	Price (2)	Fee

Common Stock,	2,222,222	$2.50	$5,555,555	$511.11
$0.001 par value per share

(1)     In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends and anti-dilution provisions, and other adjustments as provided in the 2002 Management Incentive Plan.

(2)     Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The book value per share is estimated to be $2.50 based on stockholders equity of $50,000,000 divided by 20,000,000 shares, the number of shares of Common Stock outstanding on the date hereof.

PART I

EXPLANATORY NOTE

     In accordance with the Note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by NII Holdings, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 29, 2002, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

(b)	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     On October 28, 2002, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered an order confirming the Revised Third Amended Joint Plan of Reorganization (the “Plan”) of the Registrant. The “Effective Date” of the Plan is expected to be November 12, 2002 (the “Effective Date”). As of the Effective Date and the consummation of the transactions contemplated by the Plan, the Registrant will be governed by its Restated Certificate of Incorporation (the “Amended Certificate”) and its Restated Bylaws (the “Amended Bylaws”).

     The Amended Certificate establishes that upon the Effective Date and in accordance with the Plan, the authorized capital stock of the Registrant consists of 110,000,001 shares, consisting of 100,000,000 shares of common stock, par value $0.001 per share (the “New Common Stock”), 1 share of preferred stock, par value $1.00 per share (“Special Director Preferred Stock”), and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share (“Undesignated Preferred Stock”) (the Special Director Preferred Stock and the Undesignated Preferred Stock collectively shall be referred to as the “New Preferred Stock”). On the Effective Date, the Registrant expects to issue up to 20,000,000 shares of New Common Stock, 1 share of Special Director Preferred Stock and certain other securities pursuant to the Plan. Additionally on the Effective Date, the Registrant expects to issue options covering 2,222,222 shares of New Common Stock under the Registrant’s 2002 Management Incentive Plan (the “Incentive Plan”). This Registration Statement registers the shares of New Common Stock issuable upon the exercise of stock options and other awards provided in the Incentive Plan.

     The following summary description of the shares of New Common Stock issuable by the Registrant pursuant to the Plan is qualified in its entirety by reference to the Registrant’s Amended

Certificate and Amended Bylaws, copies of which are incorporated by reference herein, and to the Delaware General Corporation Law, as amended (the “DGCL”).

     As a result of the reorganization proceedings of the Registrant under the U.S. Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”), the Registrant, pursuant to Section 1123 of the Bankruptcy Code, is prohibited from issuing any non-voting equity securities only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Registrant. This restriction is included in the Amended Certificate.

NEW COMMON STOCK

     Holders of New Common Stock are entitled to one vote per share in person or by proxy for each share held of record on all matters submitted to a vote of the stockholders of the Registrant on which the holders of the New Common Stock are entitled to vote. Holders of the New Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Registrant generally. Subject to the preferences of any New Preferred Stock then outstanding, the holders of the New Common Stock are entitled to receive dividends and other distributions in cash, property or shares of stock of the Registrant as may be declared thereon by the Registrant’s board of directors from time to time out of assets or funds of the Registrant legally available therefor. Upon liquidation, winding-up or dissolution of the Registrant, whether voluntarily or involuntarily, the holders of the New Common Stock shall be entitled to share ratably in the net assets of the Registrant remaining after payment of all liquidation preferences, if any, applicable to any outstanding New Preferred Stock.

     The New Common Stock has no preemptive or conversion rights or the benefit of any sinking fund and is not subject to redemption or to liability for any further calls by the Registrant.

     The transfer agent and registrar for the New Common Stock is EquiServe Trust Company, N.A.

     According to the Registrant’s Amended Bylaws, the board of directors must be composed of at least one and no more than twelve directors. The Registrant’s board will consist of nine directors. The number of directors may be changed from time to time by resolution of the board of directors. According to the Registrant’s Amended Certificate, the Registrant has a board of directors consisting of three classes, with the term of office of one class expiring each year. The three directors of the first class will hold office until the next annual meeting following the Effective Date or until a successor is duly elected and qualified, the three directors of the second class will hold office until the next succeeding annual meeting or until a successor is duly elected and qualified, and the three directors of the third class will hold office until the next thereafter succeeding annual meeting or until a successor is duly elected and qualified. Commencing with the next annual meeting following the Effective Date, each class of directors whose term shall then or thereafter expire will be elected to hold office for a three-year term. The holder of the Special Director Preferred Stock shall have the power and authority to nominate, elect, remove and replace a single member of the board. Additionally, the consent of at least two-thirds of the members of the board is necessary to change the size of the board or create an executive committee of the board, for so long as the share of Special Director Preferred Stock is outstanding.

     The Registrant’s board of directors will have the authority, without further action by its stockholders, to issue shares of undesignated preferred stock from time to time in one or more series. The board will be able to fix the number of shares and relative designations, voting powers, preferences, participating, optional and other special rights and restrictions of that preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock (including the Special Director Preferred Stock) could decrease the amount of earnings and assets available for distribution to holders of common stock, adversely affect the rights and powers, including voting rights, of holders of common stock, and have the effect of delaying, deterring or preventing a change in control of the Registrant. The Special Director Preferred Stock has certain special rights and powers set forth in the Amended Certificate. For example, for as long as the holder of Special Director Preferred Stock is entitled to designate a director, the Registrant may not amend its Amended Certificate to change the number of directors unless there is an affirmative vote of two-thirds of the board and it may not amend the Amended Certificate so as to adversely affect the holder of the Special Director Preferred Stock without the holder’s consent.

     In accordance with Delaware law, any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting or a vote if the action is consented to in writing by holders of outstanding stock having the votes necessary to authorize the action. The Registrant’s Amended Bylaws provide that the chairman of the board and chief executive officer may call special meetings of the stockholders for any purpose at any time. Further, the Amended Bylaws provide that a special meeting may be called by the secretary upon the written request of a majority of the board of directors or of any holder of Special Director Preferred Stock or of stockholders holding a majority of the entire capital stock issued and outstanding and entitled to vote. This request must state the purposes of the proposed meeting.

     The Registrant is subject to Section 203 of the DGCL, which regulates certain corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began, excluding shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer; or

•	at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Under some circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with the Registrant for a three-year period, although the stockholders of the Registrant may elect to exclude the company from the restrictions imposed under this section.

Item 5. Interests of Named Experts or Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant’s Amended Certificate and Amended Bylaws provide for indemnification of officers and directors of the Registrant and certain other persons to the full extent permitted by law, as now in effect or later amended, against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

     The Registrant may maintain insurance for the benefit of its directors, officers, employees, agents and certain other persons, insuring such persons against any expense, liability, or loss,

including liability under the securities law.

     Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that a company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the company, unless the court believes that in the light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     The foregoing discussion is qualified in its entirety by reference to the Registrant’s Amended Certificate and Amended Bylaws, copies of which are filed as exhibits to this Registration Statement, and the DGCL.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are part of this Registration Statement:

Exhibit Number	Description of Exhibits

2.1	Revised Third Amended Joint Plan of Reorganization of the Registrant (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed on November 12, 2002, File No. 000-32421).

2.2	Revised Second Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Revised Third Amended Joint Plan of Reorganization (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed on August 9, 2002, File No. 000-32421).

2.3	Order of the Bankruptcy Court, dated October 28, 2002, confirming the Registrant’s Revised Third Amended Joint Plan of Reorganization (incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K, filed on November 12, 2002, File No. 000-32421).

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 12, 2002, File No. 000-32421).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on November 12, 2002, File No. 000-32421).

5.1	Opinion of Bingham McCutchen LLP (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Bingham McCutchen LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in the signature page of this Registration Statement).

99.1	2002 Management Incentive Plan (filed herewith).

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on this 12th day of November, 2002.

NII HOLDINGS, INC.

By:	/s/ Steven M. Shindler Name: Steven M. Shindler Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

     Each person whose signature appears below hereby appoints Steven M. Shindler and Byron R. Siliezar, and each of them severally, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement on Form S-8 necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven M. Shindler Steven M. Shindler	Chief Executive Officer, Director and Chairman of the Board of Directors (Principal Executive Officer)	November 12, 2002

/s/ Byron R. Siliezar Byron R. Siliezar	Vice President and Chief Financial Officer (Principal Financial Officer)	November 12, 2002

/s/ Ricardo Israele Ricardo Israele	Vice President and Controller (Principal Accounting Officer)	November 12, 2002

/s/ Timothy M. Donahue Timothy M. Donahue	Director	November 12, 2002

/s/ Steven P. Dussek Steven P. Dussek	Director	November 12, 2002

/s/ Neal P. Goldman Neal P. Goldman	Director	November 12, 2002

/s/ Carolyn Katz Carolyn Katz	Director	November 12, 2002

/s/ Donald E. Morgan Donald E. Morgan	Director	November 12, 2002

/s/ John W. Risner John W. Risner	Director	November 12, 2002

/s/ John T. Stupka John T. Stupka	Director	November 12, 2002

/s/ Fred Wright Fred Wright	Director	November 12, 2002

Exhibit Index

Exhibit Number	Description of Exhibits

2.1	Revised Third Amended Joint Plan of Reorganization of the Registrant (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed on November 12, 2002, File No. 000-32421).

2.2	Revised Second Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Revised Third Amended Joint Plan of Reorganization (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed on August 9, 2002, File No. 000-32421).

2.3	Order of the Bankruptcy Court, dated October 28, 2002, confirming the Registrant’s Revised Third Amended Joint Plan of Reorganization (incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K, filed on November 12, 2002, File No. 000-32421).

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 12, 2002, File No. 000-32421).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on November 12, 2002, File No. 000-32421).

5.1	Opinion of Bingham McCutchen LLP (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Bingham McCutchen LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in the signature page of this Registration Statement).

99.1	2002 Management Incentive Plan (filed herewith).